Exhibit 99.1
JUNIPER NETWORKS APPOINTS CHRISTINE GORJANC AND JANET HAUGEN TO BOARD OF DIRECTORS
SUNNYVALE, Calif.—May 14, 2019—Juniper Networks (NYSE: JNPR), an industry leader in automated, scalable and secure networks, today announced that it has appointed Christine Gorjanc and Janet Haugen to its Board of Directors, effective May 14, 2019.
“The Juniper board just gained a wealth of experience,” explained Scott Kriens, Chairman of the Board at Juniper Networks. “The financial and management experience within our industry that Christine and Janet bring to the table will make a valuable impact to our discussions. The entire board is eager to welcome their expertise, opinions and ideas.”
Ms. Gorjanc currently serves as the CFO of Arlo Technologies, which is a new generation Internet of Things platform company with smart devices, services and advanced artificial intelligence capabilities. Prior to this role, she was the CFO of NETGEAR where she led the IPO and ultimate separation of the Arlo business segment within NETGEAR. In addition, Ms. Gorjanc gained experience in senior roles at Aspect Communications Corporation, a provider of workforce and customer management solutions and at Tandem Computers, Inc., a provider of fault-tolerant computer systems. Ms. Gorjanc also serves on the Invitae Corporation board of directors.
“Juniper is an innovator in the industry and their products will continue to set the tone for how we operate in the fast-paced, cloud environment that all corporations are shifting toward,” said Christine Gorjanc. “Technology moves very fast and I’m thrilled to contribute my experience to the board of directors’ discussions, as Juniper provides the tools for the future.”
Ms. Haugen is a highly regarded finance executive and was the CFO for the global information technology company, Unisys Corporation for 16 years. She also served as the interim CEO and Corporate Controller while at Unisys. Prior to her time with Unisys, Ms. Haugen was a partner at Ernst & Young working with Fortune 500 clients with a specialization in the IT, communications and entertainment industries. While at Ernst & Young, Ms. Haugen also played a key role in driving diversity initiatives and hiring efforts as a member of the firm’s National Diversity Task Force. Ms. Haugen also serves on the board of directors for Paycom Software and previously served on the SunGard Data Systems board.
“I am looking forward to leveraging my decades of experience in technology and finance alongside the innovate product line that Juniper customers have grown to expect,” said Janet Haugen. “In fact, Juniper’s products are not new to me. Unisys was a longtime customer, which offers me a unique perspective in the boardroom.”
Rami Rahim, chief executive officer at Juniper Networks, expressed his support of the two new board members and said, “I’m thrilled that Christine and Janet will be joining the Juniper board. Their experience will only increase the impactful contributions that the leadership of Juniper receives from the board, which in turn, drives meaningful value for our shareholders as we capitalize on the transition to the cloud.”
Additional Resources:

•	Follow Juniper Networks online: Facebook | Twitter | LinkedIn

•	Juniper Blogs and Community: J-Net

About Juniper Networks
Juniper Networks simplifies the complexities of networking with products, solutions and services in the cloud era to transform the way we connect, work and live. We remove the traditional constraints of networking to enable our customers and partners to deliver automated, scalable and secure networks that connect the world. Additional information can be found at Juniper Networks (www.juniper.net) or connect with Juniper on Twitter, LinkedIn and Facebook.

Juniper Networks, the Juniper Networks logo and Junos are registered trademarks of Juniper Networks, Inc. and/or its affiliates in the United States and other countries. Other names may be trademarks of their respective owners.

Media Relations:

Juniper Networks
Leslie Moore
(408) 936-5767
llmoore@juniper.net